PRICING SUPPLEMENT dated January 31, 2025

(To the Prospectus dated May 23, 2022,

the Prospectus Supplement dated June 27, 2022,

the Product Supplement No. WF-2 dated November 1, 2022 and

the Underlying Supplement dated June 27, 2022)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-265158

Barclays Bank PLC Global Medium-Term Notes, Series A
$1,276,000 Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

■  Linked to the Financial Select Sector SPDR® Fund (the “Fund”)

■  Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the Fund from the starting price to the average ending price. The maturity payment amount will reflect the following terms:

■   If the average ending price is greater than the starting price, you will receive the principal amount plus a positive return equal to 107% of the percentage increase from the starting price to the average ending price.

■   If the average ending price is less than or equal to the starting price, you will receive the principal amount, but you will not receive any positive return on your investment.

■  The average ending price is the average of the fund closing prices of the Fund on specified dates occurring quarterly during the term of the notes.

■  Repayment of principal at maturity regardless of Fund performance (subject to issuer credit risk)

■  Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-6 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

■  No periodic interest payments or dividends

■  No exchange listing; designed to be held to maturity

See “Additional Information about the Issuer and the Notes” on page PS-4 of this pricing supplement. The notes will have the terms specified in the prospectus dated May 23, 2022, the prospectus supplement dated June 27, 2022, the product supplement no. WF-2 dated November 1, 2022 and the underlying supplement dated June 27, 2022, as supplemented or superseded by this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” on page PS-9 herein, “Risk Factors” beginning on page PS-3 of the product supplement and “Risk Factors” beginning on page S-9 of the prospectus supplement.

The notes constitute our unsecured and unsubordinated obligations. The notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-6 of this pricing supplement.

	Original Offering Price(1)	Agent Discount(2), (3)	Proceeds to Barclays Bank PLC
Per Note	$1,000.00	$38.25	$961.75
Total	$1,276,000	$48,807	$1,227,193
(1)	Our estimated value of the notes on the pricing date, based on our internal pricing models, is $942.20 per note. The estimated value is less than the original offering price of the notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.

(2)	Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. are the agents for the distribution of the notes and are acting as principal. The agent will receive an underwriting discount of $38.25 per note. Barclays Capital Inc. will sell the notes to WFS at the original offering price of the notes less a concession of $38.25 per note. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $27.50 per note. In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA. See “Terms of the Notes—Supplemental Plan of Distribution” in this pricing supplement for further information.

(3)	In respect of certain notes sold in this offering, Barclays Capital Inc. may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities	Barclays Capital Inc.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Terms of the Notes

Issuer:	Barclays Bank PLC
Market Measure[1]:	Financial Select Sector SPDR® Fund (Bloomberg ticker symbol “XLF”) (the “Fund”)
Pricing Date:	January 31, 2025
Issue Date:	February 5, 2025
Calculation Days[2]:	Quarterly, on the 30th day of each January, April, July and October, commencing April 2025 and ending January 2029, provided that the January 2029 calculation day will be the final calculation day
Final Calculation Day[2]:	January 30, 2029
Stated Maturity Date[2]:	February 2, 2029
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•      if the average ending price is greater than the starting price:

$1,000 + ($1,000 × fund return × upside participation rate)

•      if the average ending price is less than or equal to the starting price: $1,000

The quarterly average performance of the Fund may be less than its point-to-point performance. See “Selected Risk Considerations—The Potential For A Positive Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Fund During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Fund As Measured From The Starting Price To Its Fund Closing Price At Or Near Stated Maturity” below.

Any payment on the notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the notes.

Upside Participation Rate:	107%
Fund Return:	The “fund return” is the percentage change from the starting price to the average ending price, measured as follows: average ending price – starting price starting price
Starting Price[1]:	$51.47, which is the fund closing price of the Fund on the pricing date
Average Ending Price[1]:	The “average ending price” will be the arithmetic average of the fund closing prices of the Fund on the calculation days.
Fund Closing Price[1]:	“Fund closing price” has the meaning set forth under “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Certain Definitions” in the product supplement. The fund closing price of the Fund is subject to adjustment through the adjustment factor as described in the product supplement.
Additional Terms:	Terms used in this pricing supplement, but not defined herein, will have the meanings ascribed to them in the product supplement, provided that terms used in this pricing supplement, but not defined herein or in the product supplement, will have the meanings ascribed to them in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Tax Considerations:	For a discussion of the tax considerations relating to ownership and disposition of the notes, see “Tax Considerations.”
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP / ISIN:	06746AHJ5 / US06746AHJ51
Supplemental Plan of Distribution:

Wells Fargo Securities, LLC (“WFS”) and Barclays Capital Inc. will act as agents for the notes. The agent will receive an underwriting discount of $38.25 per note. Barclays Capital Inc. will sell the notes to WFS at the original offering price of the notes less a concession of $38.25 per note. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of $27.50 per note. In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent’s discount to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, Barclays may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Barclays Bank PLC or its affiliate will enter into swap agreements or related hedge transactions with one of its other affiliates or unaffiliated counterparties in connection with the sale of the notes. If WFS, Barclays Capital Inc. or an affiliate of either agent participating as a dealer in the distribution of the notes conducts hedging activities for Barclays Bank PLC in connection with the notes, such agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you. This additional projected profit may create a further incentive for the agents or participating dealers to sell the notes to you.

We expect that delivery of the notes will be made against payment for the notes on the issue date, which is more than one business day following the pricing date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, effective May 28, 2024, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.

___________________

1 If the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund or, if no successor fund is available, will calculate the value to be used as the fund closing price of the Fund. In addition, in the case of certain events related to the Fund, the calculation agent may adjust any variable, including but not limited to, the starting price, average ending price and fund closing price of the Fund if the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Fund. For more information, see “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement.

2 If any calculation day is not a trading day, that calculation day will be postponed to the next succeeding trading day. A calculation day will also be postponed if a market disruption event occurs on that calculation day as described under “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to a Single Market Measure” in the accompanying product supplement. In addition, the stated maturity date will be postponed if that day is not a business day or if the final calculation day is postponed as described under “General Terms of the Notes—Payment Dates” in the accompanying product supplement.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Additional Information about the Issuer and the Notes

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these notes are a part, the product supplement no. WF-2 dated November 1, 2022 and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

To the extent the information or terms in this pricing supplement are different from or inconsistent with the information or terms in the prospectus, prospectus supplement, product supplement or underlying supplement, the information and terms in this pricing supplement will control. To the extent the information or terms in the product supplement are different from or inconsistent with the information or terms in the prospectus or prospectus supplement, the information and terms in the product supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022: http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Product Supplement No. WF-2 dated November 1, 2022: http://www.sec.gov/Archives/edgar/data/312070/000095010322018915/dp183513_424b2-wf2.htm

•	Underlying Supplement dated June 27, 2022: http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date is based on our internal funding rates. Our estimated value of the notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the pricing date is less than the original offering price of the notes. The difference between the original offering price of the notes and our estimated value of the notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

Our estimated value on the pricing date is not a prediction of the price at which the notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the pricing date for a temporary period expected to be approximately four months after the initial issue date of the notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the notes and other costs in connection with the notes that we will no longer expect to incur over the term of the notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the notes and/or any agreement we may have with the distributors of the notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for you if all of the following statements are true:

▪	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the average ending price will be greater than the starting price, and you are willing and able to accept the risk that, if it is not, you will receive only the principal amount of your notes at maturity.

▪	You seek exposure to the upside performance of the Fund as measured solely by reference to an average of the fund closing prices of the Fund on calculation days occurring quarterly over the term of the notes, and you are willing and able to accept the risk that the quarterly average performance of the Fund may be less than its point-to-point performance.

▪	You are willing and able to accept the risks associated with an investment linked to the performance of the Fund, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Fund or the securities held by the Fund, nor will you have any voting rights with respect to the Fund or the securities held by the Fund.

▪	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity.

▪	You are willing and able to assume our credit risk for all payments on the notes.

▪	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The notes may not be an appropriate investment for you if any of the following statements are true:

▪	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

▪	You anticipate that the average ending price will be less than or equal to the starting price, or you are unwilling or unable to accept the risk that, if it is, you will receive only the principal amount of your notes at maturity.

▪	You seek exposure to the upside performance of the Fund as measured solely from the pricing date to a date near stated maturity, or you are unwilling or unable to accept the risk that the quarterly average performance of the Fund may be less than its point-to-point performance.

▪	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Fund, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

▪	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Fund or the securities held by the Fund.

▪	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the notes to maturity.

▪	You are unwilling or unable to assume our credit risk for all payments on the notes.

▪	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page PS-3 of the accompanying product supplement and the “Risk Factors” beginning on page S-9 of the accompanying prospectus supplement for risks related to an investment in the notes. For more information about the Fund, please see the section titled “The Financial Select Sector SPDR® Fund” below.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Determining the Maturity Payment Amount

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Fund or any of the securities held by the Fund or composing the underlying index (as defined under “Financial Select Sector SPDR® Fund” below). Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” sections of the product supplement and prospectus supplement. You should not purchase the notes unless you understand and can bear the risks of investing in the notes.

Risks Relating to the Notes Generally

•	You May Not Receive Any Positive Return On Your Investment In The Notes — Any amount you receive on the notes at stated maturity in excess of the principal amount will depend on the percentage increase, if any, in the average ending price relative to the starting price. Because the value of the Fund will be subject to market fluctuations, the average ending price may be less than the starting price, in which case you will receive only the principal amount of your notes at stated maturity. Even if the average ending price is greater than the starting price, the amount you receive at stated maturity may be only slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Barclays or another issuer with a similar credit rating with the same stated maturity date.

•	No Periodic Interest Will Be Paid On The Notes — No periodic payments of interest will be made on the notes.

•	Any Payment On The Notes Will Be Determined Based On The Fund Closing Prices Of The Fund On The Dates Specified — Any payment on the notes will be determined based on the fund closing prices of the Fund on the dates specified. You will not benefit from any more favorable value of the Fund determined at any other time.

•	The Potential For A Positive Return On The Notes At Stated Maturity Is Based On The Average Performance Of The Fund During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Fund As Measured From The Starting Price To Its Fund Closing Price At Or Near Stated Maturity — The potential for a positive return on the notes at stated maturity is based on the average ending price, which will be calculated by reference to an average of the fund closing prices of the Fund on calculation days occurring quarterly over the term of the notes. The average ending price, as so calculated, may be less than the fund closing price of the Fund at or near stated maturity. As a result, the average performance of the Fund that is measured for purposes of the notes, which we refer to as its “quarterly average” performance, may be less than its performance as measured from the starting price to the fund closing price of the Fund at or near stated maturity, which we refer to as its “point-to-point” performance. Accordingly, the notes may underperform the return that would have been achieved on a hypothetical direct investment in the Fund held over the term of the notes.

For example, if the price of the Fund increases at a more or less steady rate over the term of the notes, the average ending price will be less than the fund closing price of the Fund at or near stated maturity, and the quarterly average performance of the Fund will be less than its point-to-point performance. This underperformance will be especially significant if there is a significant increase in the price of the Fund later in the term of the notes. In addition, because of the way the average ending price is calculated, it is possible that you will not receive a positive return on your notes at stated maturity even if the fund closing price of the Fund at or near stated maturity is significantly greater than the starting price. One scenario in which this may occur is when the value of the Fund declines or remains flat early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

•	Owning The Notes Is Not The Same As Owning The Fund, The Securities Held By The Fund Or The Securities Composing The Underlying Index — The return on your notes may not reflect the return you would realize if you actually owned the Fund, the securities held by the Fund or the securities composing the underlying index. For instance, as a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or any other rights that holders of the Fund, the securities held by the Fund or the securities composing the underlying index would have.

•	No Assurance That The Investment View Implicit In The Notes Will Be Successful — It is impossible to predict whether and the extent to which the price of the Fund will rise or fall. There can be no assurance that the average ending price (the arithmetic average of the fund closing prices of the Fund on the quarterly calculation days) will be greater than the starting price. The price of the Fund will be influenced by complex and interrelated political, economic, financial and other factors that affect the Fund and the securities held by the Fund. You should be willing to accept the downside risks associated with equities in general and the Fund in particular.

•	You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity — If you are a U.S. holder of a note, assuming the agreed upon tax treatment is respected, you will be required to recognize taxable interest income in each year that you hold the note, even though you will not receive any payment in respect of the note prior to maturity (or earlier sale,

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

exchange or retirement). In addition, any gain you recognize will be treated as ordinary interest income rather than capital gain. You should review the section of this pricing supplement entitled “Tax Considerations.”

Risks Relating to the Issuer

•	The Notes Are Subject To The Credit Risk Of Barclays Bank PLC — The notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the notes.

•	You May Lose Some Or All Of Your Investment If Any U.K. Bail-In Power Is Exercised By The Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder and beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Fund

•	The Equity Securities Held By The Fund Are Concentrated In The Financial Sector — All or substantially all of the equity securities held by the Fund are issued by companies whose primary line of business is directly associated with the financial sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to notes of a more broadly diversified group of issuers. Financial services companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the financial sector.

These or other factors or the absence of such factors could cause a downturn in the financial sector generally or regionally and could cause the value of some or all of the notes held by the Fund to decline during the term of the notes.

•	Certain Features Of The Fund Will Impact The Value Of The Notes — The performance of the Fund will not fully replicate the performance of the underlying index, and the Fund may hold securities or other assets not included in the underlying index. The value of the Fund is subject to:

•	Management risk. This is the risk that the investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The Fund’s investment adviser may have the right to use a portion of the Fund’s assets to invest in shares of equity securities that are not included in the underlying index. The Fund is not actively managed, and the Fund’s investment adviser will generally not attempt to take defensive positions in declining markets.

•	Derivatives risk. The Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses may be greater than if the Fund invested only in conventional securities.

•	Transaction costs and fees. Unlike the underlying index, the Fund will reflect transaction costs and fees that will reduce its performance relative to the underlying index.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the factors described above. In addition, the Fund may diverge significantly from the performance of the underlying index due to differences in trading hours between the Fund and the securities composing the underlying index or other circumstances. During periods of market volatility, the component securities held by the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of the Fund may vary substantially from the net asset value per share of the Fund. Because the notes are linked to the performance of the Fund and not the underlying index, the return on your notes may be less than that of an alternative investment linked directly to the underlying index.

•	Adjustments To The Fund Or The Underlying Index Could Adversely Affect The Value Of The Notes And The Amount You Will Receive At Maturity — The investment adviser of the Fund (the “fund sponsor”) may add, delete or substitute the component securities held by the Fund or make changes to its investment strategy, and the sponsor of the underlying index may add, delete, substitute or adjust the securities composing the underlying index or make other methodological changes to the underlying index that could affect its performance. In addition, if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, the calculation agent may select a successor fund that the calculation agent determines to be comparable to the Fund or, if no successor fund is available, the calculation agent will calculate the value to be used as the fund closing price of the Fund. Any of these actions could adversely affect the value of the Fund and, consequently, the value of the notes. See “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation—Liquidation Events” in the product supplement.

•	Anti-Dilution Protection Is Limited, And The Calculation Agent Has Discretion To Make Anti-Dilution Adjustments — The calculation agent may in its sole discretion make adjustments affecting the amounts payable on the notes upon the occurrence of certain events with a view to preserving the relative investment risks of the notes. However, the calculation agent might not make such adjustments in response to all events that could affect the shares of the Fund. The occurrence of any such event and any adjustment made by the calculation agent (or a determination by the calculation agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the notes. See “General Terms of the Notes—Certain Terms for Notes Linked to a Fund—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the product supplement.

•	We Cannot Control Actions Of Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or The Underlying Index — Actions by any company whose securities are included in the Fund or in the underlying index may have an adverse effect on the price of its security, the closing price of the Fund on any calculation day, the average ending price and the value of the notes. These unaffiliated companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to any amounts to be paid to you on the notes.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsor Or The Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information — We, our affiliates and WFS and its affiliates are not affiliated in any way with the fund sponsor or the underlying index sponsor (collectively, the “sponsors”) and have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the management or calculation of the Fund or the underlying index. We have derived the information about the sponsors and the Fund and the underlying index contained in this pricing supplement and the accompanying underlying supplement from publicly available information, without independent verification. You, as an investor in the notes, should make your own investigation into the Fund, the underlying index and the sponsors. The sponsors will not be involved in the offering of the notes made hereby in any way, and the sponsors do not have any obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of the notes.

•	The Historical Performance Of The Fund Is Not An Indication Of Its Future Performance — The historical performance of the Fund should not be taken as an indication of the future performance of the Fund. It is impossible to predict whether the fund closing price of the Fund will fall or rise during the term of the notes, in particular in the environment in the last several years, which has been characterized by volatility across a wide range of asset classes. Past fluctuations and trends in the price of the Fund are not necessarily indicative of fluctuations or trends that may occur in the future.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Risks Relating to Conflicts of Interest

•	Potentially Inconsistent Research, Opinions Or Recommendations By Barclays Capital Inc., WFS Or Their Respective Affiliates — Barclays Capital Inc., WFS or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., WFA or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the Fund and the merits of investing in the notes.

•	We, Our Affiliates And Any Other Agent And/Or Participating Dealer May Engage In Various Activities Or Make Determinations That Could Materially Affect Your Notes In Various Ways And Create Conflicts Of Interest — We, our affiliates, WFS and any dealer participating in the distribution of the notes (a “participating dealer”) may play a variety of roles in connection with the issuance of the notes, as described below. In performing these roles, our economic interests and the economic interests of our affiliates, WFS and any participating dealer are potentially adverse to your interests as an investor in the notes.

In connection with our normal business activities and in connection with hedging our obligations under the notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Fund or the securities held by the Fund. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the notes. Participating dealers may also engage in such activities that may negatively impact the value of the notes.

In addition, the role played by Barclays Capital Inc., as the agent for the notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the notes and such compensation or financial benefit may serve as an incentive to sell the notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

Furthermore, if any dealer participating in the distribution of the notes or any of its affiliates conducts hedging activities for us in connection with the notes, that participating dealer or its affiliates will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any selling concession and/or any fee that the participating dealer realizes for the sale of the notes to you. This additional projected profit may create a further incentive for the participating dealer to sell the notes to you.

In addition to the activities described above, Barclays Bank PLC will also act as the calculation agent for the notes. As calculation agent, we will determine any prices of the Fund and make any other determinations necessary to calculate any payments on the notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the price of the Fund is to be determined; if the shares of the Fund are de-listed or if the Fund is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining any value necessary to calculate any payments on the notes; and determining whether to adjust any variable described herein in the case of certain events related to the Fund that the calculation agent determines have a diluting or concentrative effect on the theoretical value of the shares of the Fund. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the notes, and any of these determinations may adversely affect any payments on the notes. Absent manifest error, all determinations of the calculation agent will be final and binding, without any liability on the part of the calculation agent. You will not be entitled to any compensation from Barclays Bank PLC for any loss suffered as a result of any determinations made by the calculation agent with respect to the notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop — The notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

•	The Value Of The Notes Prior To Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways — Structured notes, including the notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the notes at issuance and their value in the secondary market. Accordingly, in addition to the price of the Fund on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund and the securities held by the Fund;

•	the time to maturity of the notes;

•	the market prices of, and dividend rates on, the Fund and the securities held by the Fund;

•	interest and yield rates in the market generally;

•	supply and demand for the notes;

•	a variety of economic, financial, political, regulatory and judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value Of Your Notes Is Lower Than The Original Offering Price Of Your Notes — The estimated value of your notes on the pricing date is lower than the original offering price of your notes. The difference between the original offering price of your notes and the estimated value of the notes is a result of certain factors, such as any sales commissions, selling concessions, discounts, commissions or fees to be allowed or paid to Barclays Capital Inc., another affiliate of ours, WFS or its affiliates or other non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes, the estimated cost that we may incur in hedging our obligations under the notes, and estimated development and other costs that we may incur in connection with the notes.

•	The Estimated Value Of Your Notes Might Be Lower If Such Estimated Value Were Based On The Levels At Which Our Debt Securities Trade In The Secondary Market — The estimated value of your notes on the pricing date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value Of The Notes Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions — The estimated value of your notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in the secondary market. As a result, the secondary market price of your notes may be materially different from the estimated value of the notes determined by reference to our internal pricing models.

•	The Estimated Value Of Your Notes Is Not A Prediction Of The Prices At Which You May Sell Your Notes In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Lower Than The Original Offering Price Of Your Notes And May Be Lower Than The Estimated Value Of Your Notes — The estimated value of the notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the notes such as fees, commissions, discounts, and the costs of hedging our obligations under the notes, secondary market prices of your notes will likely be lower than the original offering price of your notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your notes, and any sale prior to the stated maturity date could result in a substantial loss to you.

•	The Temporary Price At Which We May Initially Buy The Notes In The Secondary Market And The Value We May Initially Use For Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative Of Future Prices Of Your Notes — Assuming that all relevant factors remain constant after the pricing date, the

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market (if Barclays Capital Inc. makes a market in the notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the notes on the pricing date, as well as the secondary market value of the notes, for a temporary period after the initial issue date of the notes. The price at which Barclays Capital Inc. may initially buy or sell the notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your notes.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Hypothetical Examples and Returns

The return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. Terms used for purposes of these hypothetical examples do not represent the actual starting price or average ending price applicable to the notes. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes. You should not take these examples as an indication or assurance of the expected performance of the notes. These examples are for purposes of illustration only. The values used in the examples may have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the notes.

Upside Participation Rate:	107%
Hypothetical Starting Price:	$100.00

The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price is set forth under “Terms of the Notes” above and the actual average ending price will be the arithmetic average of the fund closing prices of the Fund on the calculation days. For historical closing prices of the Fund, see the historical information set forth under the section titled “The Financial Select Sector SPDR® Fund” below. We cannot predict the fund closing price of the Fund on any day during the term of the notes, including on any calculation day.

Hypothetical Returns

Hypothetical average ending price	Hypothetical fund return	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return
$175.00	75.00%	$1,802.50	80.25%
$150.00	50.00%	$1,535.00	53.50%
$140.00	40.00%	$1,428.00	42.80%
$130.00	30.00%	$1,321.00	32.10%
$120.00	20.00%	$1,214.00	21.40%
$110.00	10.00%	$1,107.00	10.70%
$105.00	5.00%	$1,053.50	5.35%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$1,000.00	0.00%
$90.00	-10.00%	$1,000.00	0.00%
$75.00	-25.00%	$1,000.00	0.00%
$50.00	-50.00%	$1,000.00	0.00%
$25.00	-75.00%	$1,000.00	0.00%
$0.00	-100.00%	$1,000.00	0.00%

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Hypothetical Examples

In order to more clearly present the hypothetical movements of the Fund, the graphs accompanying the hypothetical examples below use different scales for the fund closing price on the vertical axis.

Example 1. The Fund generally appreciates earlier in the term of the notes and depreciates later in the term of the notes, and the hypothetical average ending price is greater than the hypothetical starting price. The maturity payment amount is greater than the principal amount.

Hypothetical starting price: $100.00

Hypothetical average ending price: $105.00

Hypothetical fund return: 5.00%

Because the hypothetical average ending price is greater than the hypothetical starting price, the maturity payment amount per note would be equal to:

$1,000 + ($1,000 fund return upside participation rate)

= $1,000 + ($1,000 5.00% 107%)

= $1,053.50

On the stated maturity date, you would receive $1,053.50 per note.

In this scenario, the fund closing price of the Fund increases early in the term of the notes, remains consistently above the starting price for a significant period of time and then decreases to a value below the average ending price near maturity of the notes. Note that, as Examples 2 and 3 illustrate, there are other scenarios in which the average ending price will be less than the fund closing price of the Fund on the final calculation day.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Example 2. The Fund generally depreciates earlier in the term of the notes and appreciates later in the term of the notes, and the hypothetical average ending price is less than the hypothetical starting price. The maturity payment amount is equal to the principal amount.

Hypothetical starting price: $100.00

Hypothetical average ending price: $95.00

Hypothetical fund return: -5.00%

Because the hypothetical average ending price is less than the hypothetical starting price, the maturity payment amount per note would equal the principal amount.

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates a scenario in which the averaging feature results in a payment at maturity equal to only the principal amount even though the fund closing price of the Fund near maturity is significantly greater than the starting price. In this scenario, the fund closing price of the Fund decreases early in the term of the notes, remains consistently below the starting price for a significant period of time and then increases later in the term of the notes.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Example 3. The Fund generally appreciates over the term of the notes, and the hypothetical average ending price is greater than the hypothetical starting price. The maturity payment amount is greater than the principal amount.

Hypothetical starting price: $100.00

Hypothetical average ending price: $130.00

Hypothetical fund return: 30.00%

Because the hypothetical average ending price is greater than the hypothetical starting price, the maturity payment amount per note would be equal to:

$1,000 + ($1,000 fund return upside participation rate)

= $1,000 + ($1,000 30.00% 107%)

= $1,321.00

On the stated maturity date, you would receive $1,321.00 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the fund closing price of the Fund on a date near maturity. In this scenario, the fund closing price of the Fund steadily increases over the term of the notes, resulting in a fund closing price near maturity that is greater than the average ending price.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Example 4. The Fund generally depreciates over the term of the notes, and the hypothetical average ending price is less than the hypothetical starting price. The maturity payment amount is equal to the principal amount.

Hypothetical starting price: $100.00

Hypothetical average ending price: $70.00

Hypothetical fund return: -30.00%

Because the hypothetical average ending price is less than the hypothetical starting price, the maturity payment amount per note would equal the principal amount.

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates that the notes provide for the repayment of the principal amount at maturity even in scenarios in which the average ending price is significantly less than the starting price (subject to issuer credit risk).

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

The Financial Select Sector SPDR® Fund

According to publicly available information, the Fund is an exchange-traded fund of the Select Sector Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of the Financial Select Sector Index (with respect to the Fund, the “underlying index”). The underlying index is a capped modified market capitalization-based index that measures the performance of the GICS® financials sector, which currently includes companies in the following industries: diversified financial services; insurance; banks; capital markets; mortgage real estate investment trusts; consumer finance; and thrifts and mortgage finance. For more information about the Fund, see “Exchange-Traded Funds—The Select Sector SPDR® ETFs” in the accompanying underlying supplement.

Historical Information

We obtained the closing prices displayed in the graph below from Bloomberg Professional® service without independent verification. The historical performance of the Fund should not be taken as an indication of the future performance of the Fund. Future performance of the Fund may differ significantly from historical performance, and no assurance can be given as to the closing prices of the Fund during the term of the notes, including on any calculation day. We cannot give you assurance that the performance of the Fund will result in a payment at maturity in excess of the principal amount.

The following graph sets forth daily closing prices of the Fund for the period from January 1, 2020 to January 31, 2025. The closing price on January 31, 2025 was $51.47.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Tax Considerations

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the notes; if you are a secondary purchaser of the notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Assuming the treatment described above is correct, in the opinion of our special tax counsel, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if the amount payable at maturity is treated as being fixed prior to maturity. You should consult your tax advisor concerning the application of these rules.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our representation that the notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel believes that these regulations should not apply to the notes with regard to non-U.S. holders, and we have determined to treat the notes as not being subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

Non-U.S. holders should also discuss with their tax advisors the estate tax consequences of investing in the notes.

The discussions in the preceding paragraphs, when read in combination with the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Comparable Yield and Projected Payment Schedule

We have determined that the “comparable yield” for the notes is a rate of 4.95% per annum (compounded semi-annually). Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a single projected amount equal to $1,215.53 due at maturity.

The following table states the amount of taxable interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period based upon the comparable yield and projected payment schedule set forth above.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per note)	Total Interest Deemed to Have Accrued from Original Issue Date (per note)
February 5, 2025 through December 31, 2025	$45.32	$45.32
January 1, 2026 through December 31, 2026	$52.38	$97.70
January 1, 2027 through December 31, 2027	$55.01	$152.71
January 1, 2028 through December 31, 2028	$57.77	$210.48
January 1, 2029 through February 2, 2029	$5.05	$215.53

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual cash settlement amount that we will pay on the notes.

Market Linked Notes—Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity

Notes Linked to the Financial Select Sector SPDR® Fund due February 2, 2029

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of July 12, 2024, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on July 12, 2024, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated July 12, 2024, which has been filed as an exhibit to the report on Form 6-K referred to above.